Exhibit 99.1

ROSETTA RESOURCES INC. APPOINTS CHARLES CHAMBERS ACTING PRESIDENT AND CEO

HOUSTON, TX, July 9, 2007 (PRIME NEWSWIRE) -- Rosetta Resources Inc. (“Rosetta”) The Board of Directors of Rosetta Resources (NASDAQ: ROSE), an independent oil-and-gas company, today announced that Bill Berilgen is leaving the company. He has resigned as Chairman, President and CEO effective immediately.

Rosetta Executive Vice President, Charles Chambers, will serve as acting President and CEO.  Chambers and Chief Financial Officer Michael J. Rosinski will constitute the executive team to manage the company's activities during this interim period.  With a combined 67 years of leadership experience in the oil and gas industry, Chambers and Rosinski are seasoned energy executives that have helped build the company since its inception.

“Rosetta possesses a top-tier asset base, talented employees and a strong balance sheet and will continue to thrive during this transition period,” said Chambers, acting President and CEO. “We wish Bill well and thank him for his contributions.”

Henry Houston, currently chair of Rosetta’s audit committee, has been named Chairman of the Board.  He will lead the Board in its search to identify a permanent CEO.  Houston has held several leadership positions in the energy industry including CFO of C & K Petroleum and CEO of KP Exploration, a subsidiary of Kidder Peabody.

About Rosetta:

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE: Rosetta Resources Inc.

Investor contact:
Michael J. Rosinski
Chief Financial Officer
(713) 335-4037
mike.rosinski@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com